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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) January 21, 2003

                             CHELL GROUP CORPORATION
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             (Exact name of registrant as specified in its charter)

          NEW YORK                     005-524525           112805051
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     (State or other jurisdiction   (Commission        (IRS Employer of
             incorporation)          File Number)       Identification No.)

                14 METEOR DRIVE, TORONTO, ONTARIO CANADA, M9W 1A4
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               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (416) 675-6666

           ----------------------------------------------------------
         (Former name or former address, if changed since last report.)

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Item 5.  Other Events and Regulation FD Disclosure.

     Chell Group Corporation (the "Company") announced on February 3, 2003 that its Board of Directors has undergone certain changes. Effective January 7, 2003, the Company has accepted the resignations of the following Board Members who are leaving due to personal reasons: Adrian Towning (Chairman), Michael Rice, Don Pagnutti (former President and Chief Financial Officer) and Robert Stone. In addition, the Company announced that Stephen McDermott, Chief Executive Officer, has been elected to the Board and appointed Chairman,. David Bolink has also been appointed to the Board . The Company has also accepted the resignation of Mark Truman, Corporate Secretary for the Board and Chief Financial Officer, who has resigned from both positions due to personal reasons.

     The Company announced on February 3, 2003 that it has concluded its investigation into the receipt of improper rebates from the resale of computer equipment by its subsidiary Logicorp Data Systems Ltd., previously announced on October 30, 2002. The Company has determined that the incidents were the results of an isolated matter. On December 17, 2002 the Company entered into a settlement agreement with the computer equipment vendor and it now believes that normal business relations have been restored. As a result of the settlement, the Company expects to take a charge in its fiscal year end 2002 $840,000. The Company also announced that the original purchase price for Logicorp is being reduced in excess of 20%.



Set forth below is a list of the Exhibits applicable to this Current Report on Form 8-K numbered in accordance with Item 601 of Regulation S-K.

99.1        Press Release Dated February 3, 2003
99.2        Press Release Dated February 3, 2003



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Chell Group Corporation



Date: February 3, 2003                      By: /s/ Stephen Mc Dermott
                                               -----------------------------
                                                    Stephen McDermott

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